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                                                   UNITED STATES                               -------------------------------
                                         SECURITIES AND EXCHANGE COMMISSION                             OMB APPROVAL
                                               WASHINGTON, D.C. 20549                          -------------------------------
                                                                                               OMB Number:          3235-0145
                                                                                               Expires:       October 31,2002
                                                                                               Estimated average burden
                                                                                               hours per response.......14.90
                                                                                               -------------------------------
                                                   SCHEDULE 13G

                                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                               (AMENDMENT NO.  1 )*


                                               PRIME COMPANIES, INC.
---------------------------------------------------------------------------------------------------------------------
                                                  (Name of Issuer)


                                                   COMMON STOCK
---------------------------------------------------------------------------------------------------------------------
                                          (Title of Class of Securities)


                                                    74155B103
                                         -------------------------------------
                                                  (CUSIP Number)


                                                 DECEMBER 31, 2000
                                             (SEE FOOTNOTE 1 ON PAGE 3)
---------------------------------------------------------------------------------------------------------------------
                              (Date of Event Which Requires Filing of this Statement)
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Check the following box to designate the rule pursuant to which the Schedule is filed:

         |_| Rule 13d-1(b)

         |X| Rule 13d-1(c)

         |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.


                                Page 1 of 4 pages
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CUSIP NO. 74155B103
---------- -------------------------------------------------------------------------------------------------------------------
       1.  Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           DAVID E. SHAW
---------- -------------------------------------------------------------------------------------------------------------------
       2.  Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)   NOT APPLICABLE
           (b)   NOT APPLICABLE
---------- ---------------- --------------------------------------------------------------------------------------------------
       3.  SEC Use only
---------- -------------------------------------- ----------------------------------------------------------------------------
       4.  Citizenship or Place of Organization   UNITED STATES
----------------- ----- -------------------- ---------------------------------------------------------------------------------
Number of           5.  Sole Voting Power    2,677,894 (SEE FOOTNOTE 1 ON PAGE 3)
Shares
Beneficially
Owned by Each
Reporting
Person With:
----------------- ----- ------------------------ -----------------------------------------------------------------------------
                    6.  Shared Voting Power      0
----------------- ----- -------------------------- ---------------------------------------------------------------------------
                    7.  Sole Dispositive Power     2,677,894 (SEE FOOTNOTE 1 ON PAGE 3)
----------------- ----- ---------------------------- -------------------------------------------------------------------------
                    8.  Shared Dispositive Power     0
---------- ------------------------------------------------------------------ ------------------------------------------------
       9.  Aggregate Amount Beneficially Owned by Each Reporting Person      2,677,894 (SEE FOOTNOTE 1 ON PAGE 3)

      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  NOT APPLICABLE

      11.  Percent of Class Represented by Amount in Row (9)      8.3%
---------- -------------------------------------------- ----------------------------------------------------------------------
      12.  Type of Reporting Person (See Instructions)  IN
---------- -------------------------------------------- ----------------------------------------------------------------------
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                                                     Page 2 of 4 pages
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ITEM 1.

     (a)   Name of Issuer

     PRIME COMPANIES, INC.

     (b)   Address of Issuer's Principal Executive Offices

     409 CENTER STREET, YUBA CITY, CALIFORNIA 95991


ITEM 2.

     (a)   Name of Person Filing

     DAVID E. SHAW

     (b)   Address of Principal Business Office or, if none, Residence

     145 WEST 45TH STREET, NEW YORK, NEW YORK 10036

     (c)   Citizenship

     UNITED STATES

     (d)   Title of Class of Securities

     COMMON STOCK, PAR VALUE $.0001 PER SHARE

     (e)   CUSIP Number

     74155B103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

     NOT APPLICABLE.


ITEM 4. OWNERSHIP

    (a)   Amount Beneficially Owned:  2,677,894. (SEE FOOTNOTE 1.)

    (b)    Percent of Class:    8.3%.

    (c)    Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote:   2,677,894.

          (ii)   Shared power to vote or to direct the vote:   0.

          (iii)  Sole power to dispose or to direct the disposition of:
                 2,677,894.

          (iv)   Shared power to dispose or to direct the disposition of:  0.

FOOTNOTE 1:   THIS SCHEDULE 13G (AMENDMENT NO. 1) IS REQUIRED TO BE FILED
              BECAUSE, AS OF THE END OF THE 2000 CALENDAR YEAR, THERE WAS A
              CHANGE IN THE INFORMATION REPORTED IN DR. SHAW'S PREVIOUS SCHEDULE
              13G (FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST
              1, 2000). THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED BY DR.
              SHAW AS REPORTED IN THE PREVIOUS SCHEDULE 13G INCLUDED 33,333
              SHARES WHICH DR. SHAW HAD THE RIGHT TO ACQUIRE THROUGH THE
              EXERCISE OF AN OPTION TO PURCHASE SHARES OF THE ISSUER'S COMMON
              STOCK. SUCH NUMBER OF SHARES WAS INCORRECTLY REPORTED - THE OPTION
              PROVIDED FOR THE PURCHASE OF UP TO 333,333 SHARES. IN ADDITION,
              THE OPTION EXPIRED ON DECEMBER 31, 2000. THEREFORE, NO SHARES
              SUBJECT TO THE OPTION ARE INCLUDED IN THE AGGREGATE NUMBER OF
              SHARES BENEFICIALLY OWNED BY DR. SHAW AS REPORTED IN THIS SCHEDULE
              13G (AMENDMENT NO. 1).


                               Page 3 of 4 pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     NOT APPLICABLE.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     NOT APPLICABLE.


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     NOT APPLICABLE.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     NOT APPLICABLE.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     NOT APPLICABLE.


ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                       JUNE 21, 2002
                  --------------------------------------------------------------
                                            Date

                                     /S/ DAVID E. SHAW
                  --------------------------------------------------------------
                                         Signature

                                       DAVID E. SHAW
                  --------------------------------------------------------------
                                       Name and Title


      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                          FEDERAL CRIMINAL VIOLATIONS
                              (SEE 18 U.S.C. 1001).


                               Page 4 of 4 pages